Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

           VALLEY FORGE SCIENTIFIC ANNOUNCES NEW AGREEMENTS AND PLANS

        OAKS, PA, October 26, 2004 -- Valley Forge Scientific Corp. (NASDAQ:
VLFG; BSE: VLF) announced today new agreements and plans to expand the distribution channels for its products. The company also announced the appointment of Bruce Murray as Vice Chairman of the Board of Directors.

        "We have taken proactive steps to expand the distribution channels for our products, increase our manufacturing efficiencies and capacity and position Valley Forge for future growth. We have also appointed Bruce Murray to the position of Vice Chairman of the Board of Directors to better utilize his talents in this process," said Jerry Malis, Chairman and CEO of Valley Forge.

        Specifically, the company has entered into agreement with Codman & Shurtleff, Inc. through December 31, 2005 for the distribution of its existing neurosurgical products. In addition, Valley Forge has entered into a supply and distribution agreement with Stryker Corporation for the distribution and sale of a percutaneous pain control generator.

        Valley Forge has also entered into an agreement with Dr. Leonard I. Malis, providing the company with the option to acquire his "Malis" trademark. Finally, Valley Forge is currently negotiating a new facility lease, which will consolidate the company's facilities in Oaks, Pennsylvania and Philadelphia into a single state of the art manufacturing facility and executive offices.

        "We have also made significant progress in finalizing the design of our new multifunctional electrosurgical generator," said Jerry Malis. "This product, which will be the premier generator in our line with many new capabilities, will have a new `look' as well as enhanced features, including a `monopolar like' cutting capability."

        The new multifunctional electrosurgical generator is on schedule for introduction into the market in early 2005. The generator will make use of a new proprietary hand switching bipolar electrosurgical pencil that will take Valley Forge into a new arena of instrument development. Valley Forge has also commenced an arrangement with a company that possesses electrosurgical instrumentation capabilities for development and manufacture for these instruments. This new arrangement will expand the company's disposable instrumentation development and manufacturing capabilities.

        "We believe these actions will strengthen our company, reduce our dependence on a single major distributor, open the door to new product applications and strategic alliances, and ensure the continuity of our company as an important specialty manufacturer of life saving and life enhancing medical devices," said Jerry Malis.

Agreement With Codman & Shurtleff, Inc.

        On October 15, 2004, Valley Forge entered into a new agreement with Codman & Shurtleff, Inc. ("Codman"), the company's principal customer, that will restore stability to this critical and long-standing distribution alliance and better define the business relationship through December 31, 2005. Under the agreement, Codman will continue to have distribution rights to the company's existing products in the fields of neurocranial and neurospinal surgery and is given certain rights to market the new multifunctional electrosurgical generator and disposable instrumentation in the fields of neurocranial and neurospinal surgery. Under the agreement, Codman continues to be the exclusive worldwide distributor of the company's existing products in the fields of neurocranial and neurospinal surgery through March 31, 2005, and the nonexclusive distributor in those fields until December 31, 2005. For the period from October 1, 2004 to March 31, 2005, Codman will be required to make minimum purchases of $1 million per calendar quarter.

Distribution Agreement with Stryker Corporation

        On October 25, 2004, Valley Forge entered into a supply and distribution agreement with Stryker Corporation ("Stryker") for the distribution and sale of a percutaneous pain control generator. The supply and distribution agreement is the culmination of over two years of collaborative effort with Stryker. The percutaneous pain control generator is an important new application for the company's technology and represents a new capability for the pain control market. Human trials of this product were recently completed and product introduction is anticipated to begin in the fourth quarter of calendar year 2004.

        The agreement is for a term of five years, commencing after first acceptance of the generator by Stryker, and grants Stryker exclusive worldwide marketing rights for distribution and sale of the generator for use in percutaneous treatment of pain. In the first agreement year, Stryker is required to make minimum purchases of both sales demonstration units and commercial sales units in excess of $900,000. In the second and third agreement years, Stryker is required to make minimum purchases of commercial sales units of approximately $500,000 per year. Minimum purchase requirements for agreement years four and five are to be determined by the parties based on market conditions and other factors. The agreement also provides Stryker certain rights for other new product concepts developed by Valley Forge in both pain control and expanded market areas.

Option Agreement for "Malis" Trademark

        On October 22, 2004, Valley Forge entered into an agreement with Dr. Leonard Malis, Professor and Chairman Emeritus of Mount Sinai School of Medicine Department of Neurosurgery and one of the company's directors, under which the company is granted an option to acquire the "Malis" trademark from Dr. Malis at any time over the next five years. The "Malis" trademark is a name widely recognized and respected in the neurosurgery field. Dr. Malis has in the past licensed, and currently is licensing, the "Malis" trademark to Codman in connection with products sold by Codman to end users, which includes products that Valley Forge sells to Codman. Valley Forge paid Dr. Malis the sum of $35,000 for the option and is required to pay an annual fee of $20,000 to $60,000 to continue the option from year to year. In the event that the company decides to exercise the option, Dr. Malis will be paid $4,157,504 over six and a quarter years in quarterly installments of $159,904. Valley Forge will not have rights to the trademark until the option is exercised.

        "We believe that it is important to have the option to acquire the "Malis" trademark in order to take advantage of growth opportunities for Valley Forge and its products. Exercising the option will give Valley Forge all rights to the "Malis" trademark, and control of the product and market image," said Jerry Malis.

New Facility

        Valley Forge is also negotiating a lease for a modern facility in excess of 15,000 square feet located in West Conshohocken, Pennsylvania, where the company's executive offices, research and development, and manufacturing operations will be consolidated. Custom modifications of the facility are planned, with the physical transition into this facility anticipated after the end of the calendar year. No interruption of operations is expected during the transition period.

        The consolidation of operations will increase efficiency, provide greater capacity and allow management to better supervise and participate in product development. Additionally, the consolidation will enable Valley Forge to be more responsive to product development and the manufacturing needs of its customers, as well as provide a state-of-the-art work environment for product development and manufacturing. In connection with this consolidation, the company is evaluating several possible means of disposing of its manufacturing facility in Philadelphia, Pennsylvania.

Appointment of Vice Chairman

        Valley Forge also announced that Bruce Murray, a company director since 1992, has been appointed Vice Chairman of the Board of Directors.

        "Mr. Murray has extensive background in the electrosurgical and medical device industries and has provided Valley Forge valuable assistance in several projects over the last several months. Having Mr. Murray as Vice Chairman will enable Valley Forge to better utilize his talents in Valley Forge's growth," said Malis.

        Valley Forge Scientific has established itself as a leading developer and manufacturer of bipolar electrosurgical systems and related instrumentation. Based on its DualWave(TM) technology, these systems provide surgeons with the ability to safely cut and coagulate tissue in the most critical areas of the brain and spinal cord. Based on technology developed in conjunction with Leonard
I. Malis, MD, Professor and Chairman Emeritus of the Mount Sinai School of Medicine Department of Neurosurgery, the company's bipolar electrosurgery systems are considered to be the gold standard worldwide for use in the central nervous system.

Forward-Looking Statements

        Statements in this press release regarding our expectations for our products or products we are developing, introduction of products into the marketplace, acceptance of our products in the marketplace, new products and alliances, and any other statements in this press release that refers to Valley Forge Scientific's estimated or anticipated future results are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. All forward-looking statements in this press release reflect Valley Forge Scientific's current analysis of existing trends and information and represent Valley Forge Scientific's judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting Valley Forge Scientific's business, including but not limited to competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; the market penetration by third parties who distribute and sell Valley Forge Scientific's products; Valley Forge Scientific's ability to maintain a sufficient supply of products; product liability claims; and the uncertainties associated with intellectual property protection for these products. In addition, matters generally affecting the domestic and global economy can affect Valley Forge Scientific's results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Valley Forge scientific disclaims any intent or obligation to update these forward-looking statements.

        Additional information concerning these and other risk factors may be found in Valley Forge Scientific's public periodic filings with the Securities and Exchange Commission, including Valley Forge Scientific's Form 10-K for the year ended September 30, 2003.